Exhibit 4.2

BARCLAYS BANK PLC,

Issuer

and

THE BANK OF NEW YORK MELLON,

Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of November 21, 2012

To the Indenture, dated as of October 12, 2010,

Between Barclays Bank PLC, Issuer

and

The Bank of New York Mellon, Trustee

$3,000,000,000 7.625% Contingent Capital Notes due November 2022

BARCLAYS BANK PLC

Reconciliation and tie between Trust Indenture Act of 1939, as amended by the Trust Indenture Reform Act of 1990, and this First Supplemental Indenture, dated as of November 21, 2012.

Trust Indenture Act Section	Indenture Section*
§310 (a)(1)	6.09
(a)(2)	6.09
(a)(3)	Not Applicable
(a)(4)	Not Applicable
(b)	6.08, 6.10
(c)	Not Applicable
§311 (a)	6.13
(b)	6.13
(c)	Not Applicable
§312 (a)	7.01, 7.02(a)
(b)	7.02(b)
(c)	7.02(c)
§313 (a)	7.03(a)
(b)	7.03(a)
(c)	1.06, 7.03(a)
(d)	7.03(b)
§314 (a)	7.04
(b)	Not Applicable
(c)(1)	1.02
(c)(2)	1.02
(c)(3)	Not Applicable
(d)	Not Applicable
(e)	1.02
(f)	Not Applicable
§315 (a)	6.01, 6.03
(b)	6.02
(c)	5.04, 6.01
(d)(1)	6.01, 6.03
(d)(2)	6.01, 6.03
(e)	5.14
§316 (a)(1)(A)	5.02, 5.12
(a)(1)(B)	5.13
(a)(2)	Not Applicable
(a)(last sentence)	1.01
(b)	5.08

*	Section numbers refer to the Base Indenture unless otherwise indicated.

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§317 (a)(1)	3.02 of First Supplemental Indenture
(a)(2)	5.04
(b)	10.03
§318 (a)	1.07

NOTE: This reconciliation and tie shall not, for any purpose, be deemed to be a part of this First Supplemental Indenture or the Dated Subordinated Debt Securities Indenture.

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TABLE OF CONTENTS

		Page
ARTICLE I DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 1.01	Definitions	2
SECTION 1.02	Effect of Headings	6
SECTION 1.03	Separability Clause	6
SECTION 1.04	Benefits of Instrument	6
SECTION 1.05	Relation to Base Indenture	6

ARTICLE II

$3,000,000,000 7.625% CONTINGENT CAPITAL NOTES DUE NOVEMBER 2022

SECTION 2.01	Creation of Series; Establishment of Form	6
SECTION 2.02	Interest	7
SECTION 2.03	Payment of Principal, Interest and Other Amounts	8
SECTION 2.04	Optional Tax Redemption	8
SECTION 2.05	Regulatory Event Redemption	9
SECTION 2.06	Limitations on Redemption	10
SECTION 2.07	Automatic Transfer upon Capital Adequacy Trigger Event	11

ARTICLE III

DEFAULTS AND REMEDIES

SECTION 3.01	Events of Default	15
SECTION 3.02	Defaults, Collection of Indebtedness and Suits for Enforcement by Trustee	15

ARTICLE IV

SUBORDINATION

SECTION 4.01	Notes Subordinate to Claims of Senior Creditors	18

ARTICLE V

ADDITIONAL AMOUNTS

SECTION 5.01	Additional Amounts	19

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FIRST SUPPLEMENTAL INDENTURE, dated as of November 21, 2012 (the “First Supplemental Indenture”) between BARCLAYS BANK PLC, a public limited company registered in England and Wales (herein called the “Company”), having its registered office at 1 Churchill Place, London E14 5HP, United Kingdom and THE BANK OF NEW YORK MELLON, a New York banking corporation, as Trustee (herein called the “Trustee”), having its Corporate Trust Office at 101 Barclay Street, New York, New York 10286, to the DATED SUBORDINATED DEBT SECURITIES INDENTURE, dated as of October 12, 2010 between the Company and the Trustee, as amended from time to time (the “Base Indenture” and, together with this First Supplemental Indenture, the “Indenture”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee are parties to the Base Indenture, which provides for the issuance by the Company from time to time of Dated Subordinated Debt Securities in one or more series;

WHEREAS, Section 9.01(f) of the Base Indenture permits supplements thereto without the consent of Holders of Dated Subordinated Debt Securities to establish the form or terms of Dated Subordinated Debt Securities of any series as permitted by Sections 2.01 and 3.01 of the Base Indenture;

WHEREAS, as contemplated by Section 3.01 of the Base Indenture, the Company intends to issue a new series of Dated Subordinated Debt Securities to be known as the Company’s “$3,000,000,000 7.625% Contingent Capital Notes due November 2022” (the “Notes”) under the Indenture;

WHEREAS, the Company has taken all necessary corporate action to authorize the execution and delivery of this First Supplemental Indenture;

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee mutually agree as follows with regard to the Notes:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 1.01 Definitions.

Except as otherwise expressly provided or unless the context otherwise requires, all terms used in this First Supplemental Indenture that are defined in the Base Indenture shall have the meanings ascribed to them in the Base Indenture. The following terms used in this First Supplemental Indenture have the following respective meanings with respect to the Notes only:

“Additional Amounts” has the meaning set forth in Section 5.01(a).

“Automatic Transfer” means the automatic transfer of interests in the Notes from the Pre-Transfer Holders to the Parent (or another entity within the Group), for nil consideration, prior to the Stated Maturity, in accordance with the provisions of this First Supplemental Indenture.

“Automatic Transfer Notice” means the written notice delivered by the Company to the Trustee and the Pre-Transfer Holders via DTC (or, if the Notes are held in definitive form, the Trustee), in the form hereto attached as Exhibit B, specifying that a Capital Adequacy Trigger Event has occurred and that an Automatic Transfer shall therefore take place.

“Base Indenture” has the meaning set forth in the Recitals.

“Business Day” means any weekday, other than one on which banking institutions are authorized or obligated by law or executive order to close in London, England, or in New York City.

“Capital Adequacy Trigger Event” means the CET1 Ratio as of any Quarterly Financial Period End Date or Extraordinary Calculation Date, as the case may be, is less than 7.00% on such date.

“Capital Adequacy Trigger Event Officers’ Certificate” has the meaning set forth in Section 2.07(e).

“CET1 Capital” means (i) as of any Quarterly Financial Period End Date or Extraordinary Calculation Date that falls before the CRD IV Adoption Date, the sum, expressed in pounds sterling, of all amounts that constitute core tier 1 capital of the Group as of such date, less any deductions from core tier 1 capital required to be made as of such date, in each case as calculated by the Parent on a consolidated basis in accordance with the capital adequacy standards and guidelines of the FSA applicable to the Group on such Quarterly Financial Period End Date or Extraordinary Calculation Date, as the case may be (which calculation shall be binding on the Trustee, the Holders and the Pre-Transfer Holders), and (ii) as of any Quarterly Financial Period End Date or Extraordinary Calculation Date that falls on or after the CRD IV Adoption Date, the sum, expressed in pounds sterling, of all amounts that constitute common equity tier 1 capital of the Group as of such date, less any deductions from common equity tier 1 capital required to be made as of such date, in each case as calculated by the Parent on a consolidated basis in accordance with the capital adequacy standards and guidelines of the FSA applicable to the Group on such Quarterly Financial Period End Date or Extraordinary Calculation Date, as the case may be (which calculation shall be binding on the Trustee, the Holders and the Pre-Transfer Holders). For the avoidance of doubt, the term “core tier 1 capital” as used in this definition shall have the meaning assigned to such term in the capital adequacy standards and guidelines of the FSA (as supplemented by any published statement or guidance given by the FSA from time to time, including, for the avoidance of doubt, the guidance provided by the FSA on May 1, 2009 in its letter to the British Bankers’ Association regarding the “Definition of Core Tier 1 Capital”) and “common equity tier 1 capital” as used in this definition shall have the meaning assigned to such term in CRD IV as interpreted and applied in accordance with the capital adequacy standards and guidelines of the FSA from time to time, but subject always to the transitional arrangements thereunder as interpreted by the FSA pursuant to its press release of October 26, 2012 entitled “CRD IV transitional provisions on capital resources.”

“CET1 Ratio” means, as of any Quarterly Financial Period End Date or Extraordinary Calculation Date, as the case may be, the ratio of CET1 Capital as of such date to the Risk Weighted Assets as of the same date, expressed as a percentage.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the first paragraph of this First Supplemental Indenture, and includes any successor entity.

“CRD IV” means the legislative package consisting of the Directive and the Regulation of the European Parliament and of the Council on prudential requirements for credit institutions and investment firms, the first drafts of which were published by the European Commission on July 20, 2011.

“CRD IV Adoption Date” means the date on which the Regulation that forms part of CRD IV is deemed to take effect in the United Kingdom according to the terms of such Regulation.

“Dated Debt Senior Claims” has the meaning set forth in Section 4.01(b).

“DTC” means The Depository Trust Company, or any successor clearing system.

“Extraordinary Calculation Date” means any Business Day (other than a Quarterly Financial Period End Date) on which the CET1 Ratio is calculated upon the instruction of the FSA.

“FATCA Withholding Tax” has the meaning set forth in Section 5.01(b).

“Financial Services Authority” or “FSA” means the Financial Services Authority of the United Kingdom or such other governmental authority in the United Kingdom (or if the Company becomes domiciled in a jurisdiction other than the United Kingdom, such other jurisdiction) having primary responsibility for the prudential supervision of the Company.

“First Supplemental Indenture” has the meaning set forth in the Recitals.

“Group” means the Parent and its consolidated subsidiaries.

“Indenture” has the meaning set forth in the first paragraph of this First Supplemental Indenture.

“Interest Payment Date” has the meaning specified in Section 2.02(a).

“Issue Date” has the meaning specified in Section 2.01(f).

“Notes” has the meaning set forth in the Recitals.

“Ordinary Reporting Date” means each Business Day on which Quarterly Financial Information is published by the Parent.

“Parent” means Barclays PLC, a public limited company registered in England and Wales, or any successor holding company of the Company.

“Pre-Transfer Holders” shall mean (a) if the Notes are in global form, the beneficial owners of the Notes (and any interest therein) prior to the occurrence of the Automatic Transfer and (b) if the Notes are held in definitive form, the holders in whose names the Notes are registered in the Dated Subordinated Debt Security Register and any beneficial owners holding an interest in such Notes held in definitive form, prior to the occurrence of the Automatic Transfer.

“Prospectus Supplement” means the prospectus supplement with respect to the Notes, dated November 14, 2012.

“Quarterly Financial Information” means the financial information of the Group in respect of a fiscal quarter that is contained in the principal financial report for such fiscal quarter published by the Parent. As of the date of this First Supplemental Indenture, the principal financial reports published by the Parent with respect to each fiscal quarter are: (i) the Q1 interim management statement in respect of the first fiscal quarter, (ii) the interim results announcement in respect of the first half of the year (including the second fiscal quarter), (iii) the Q3 interim management statement in respect of the first nine (9) months of the year (including the third fiscal quarter) and (iv) the results announcement in respect of the full year (including the fourth fiscal quarter).

“Quarterly Financial Period End Date” means the last day of each fiscal quarter.

“Regular Record Date” means the fifteenth (15th) calendar day preceding each Interest Payment Date, whether or not such day is a Business Day.

“Regulatory Event” has the meaning set forth in Section 2.05(a).

“Risk Weighted Assets” means, as of any Quarterly Financial Period End Date or Extraordinary Calculation Date, as the case may be, the aggregate amount, expressed in pounds sterling, of the risk weighted assets of the Group as of such date, as calculated by the Parent on a consolidated basis in accordance with the capital adequacy standards and guidelines of the FSA applicable to the Group on such date (which calculation shall be binding on the Trustee, the Holders and the Pre-Transfer Holders). For the avoidance of doubt, the term “risk weighted assets” as used in this definition shall have the meaning assigned to such term in the capital adequacy standards and guidelines of the FSA applicable to the Group on the relevant Quarterly Financial Period End Date or Extraordinary Calculation Date, as the case may be.

“Senior Creditors” means creditors of the Company (i) who are depositors and/or other unsubordinated creditors of the Company; or (ii) who are subordinated creditors of the Company (whether as aforesaid or otherwise) other than those whose claims by law rank, or by their terms are expressed to rank, pari passu with or junior to the claims of the Holders of the Notes.

“Stated Maturity” has the meaning set forth in Section 2.01(g).

“Suspension Period” means the period of five (5) Business Days (or such other period as DTC shall determine in accordance with its rules and procedures) commencing on the Business Day immediately following the date on which the Automatic Transfer Notice is received by DTC; except that such period may commence on the second Business Day immediately following the date on which the Automatic Transfer Notice is received by DTC, if DTC so determines in its discretion in accordance with its rules and procedures.

“Tax Event” has the meaning set forth in Section 2.04(a).

“Taxes” has the meaning set forth in Section 5.01(a).

“Taxing Jurisdiction” has the meaning set forth in Section 5.01(a).

“Trustee” has the meaning set forth in the first paragraph of this First Supplemental Indenture.

SECTION 1.02 Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 1.03 Separability Clause.

In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 1.04 Benefits of Instrument.

Nothing in this First Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under the Indenture.

SECTION 1.05 Relation to Base Indenture. This First Supplemental Indenture constitutes an integral part of the Base Indenture. Notwithstanding any other provision of this First Supplemental Indenture, all provisions of this First Supplemental Indenture are expressly and solely for the benefit of the Holders and Pre-Transfer Holders of the Notes and any such provisions shall not be deemed to apply to any other Dated Subordinated Debt Securities issued under the Base Indenture and shall not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the Notes.

ARTICLE II

$3,000,000,000 7.625% CONTINGENT CAPITAL NOTES DUE NOVEMBER 2022

SECTION 2.01 Creation of Series; Establishment of Form.

(a) There is hereby established a new series of Dated Subordinated Debt Securities under the Base Indenture entitled the “$3,000,000,000 7.625% Contingent Capital Notes due November 2022.”

(b) The Notes shall be issued initially in the form of one or more registered Global Securities that shall be deposited with DTC on the Issue Date. The Global Securities shall be registered in the name of Cede & Co. and executed and delivered in substantially the form attached hereto as Exhibit A.

(c) The Company shall issue the Notes in an aggregate principal amount of $3,000,000,000. The Company may from time to time, without the consent of the Holders of the Notes, issue additional Notes having the same terms as to status, redemption or otherwise as the Notes, except for the price to public and date of issue. Any such additional Notes subsequently issued shall rank equally and ratably with the Notes in all respects, so that such further Notes shall be consolidated and form a single series with the Notes.

(d) Any proposed transfer of an interest in Notes held in the form of a Global Security shall be effected through the book-entry system maintained by DTC.

(e) The Notes shall not have a sinking fund.

(f) The Notes shall be issued on November 21, 2012 (the “Issue Date”).

(g) The stated maturity of the principal of the Notes shall be November 21, 2022 (the “Stated Maturity”).

(h) The Outstanding principal amount of the Notes shall accrue interest at a rate equal to 7.625% per annum, as provided in Section 2.02(a).

(i) The Notes shall be issued in denominations of USD 200,000 in principal amount and integral multiples of USD 1,000 in excess thereof. The denominations cannot be changed without the consent of the Trustee.

SECTION 2.02 Interest.

(a) The Notes shall accrue interest at a rate equal to 7.625% per annum, payable in two equal semi-annual installments in arrear on May 21 and November 21 of each year (each, an “Interest Payment Date”), commencing on May 21, 2013; provided that if such Interest Payment Date is not a Business Day, the Interest Payment Date shall be postponed to the next Business Day, and no further interest or other payment shall be owed or made in respect of such delay. Interest on the Notes shall be computed and payable on the basis of two equal semi-annual installments in arrear and, for any other period, computed on the basis of a year of 360 days consisting of twelve (12) months of thirty (30) days each and, in the case of an incomplete month, the actual number of days elapsed. Interest shall accrue from (and including) the Issue Date or from (and including) the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, to (but excluding) the following Interest Payment Date. The provisions of Section 3.07(a) of the Base Indenture shall not apply to the Notes.

(b) The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name the relevant Note (or any Predecessor Security) is registered at the close of business on the Regular Record Date for such interest.

SECTION 2.03 Payment of Principal, Interest and Other Amounts. Payments of principal of and interest on the Notes shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts and such payments on Notes represented by a Global Security shall be made through one or more Paying Agents appointed under the Base Indenture to DTC or its nominee, as the Holder of the Global Security. Initially, the Paying Agent and the Dated Subordinated Debt Security Registrar for the Notes shall be The Bank of New York Mellon, 101 Barclay Street, New York, New York 10286. The Company may change the Paying Agent or Dated Subordinated Debt Security Registrar without prior notice to the Holders of the Notes, and in such an event the Company may act as Paying Agent or Dated Subordinated Debt Security Registrar. Payments of principal of and interest on the Notes represented by a Global Security shall be made by wire transfer of immediately available funds; provided, however, that in the case of payments of principal, such Global Security is first surrendered to the Paying Agent.

SECTION 2.04 Optional Tax Redemption.

With respect to the Notes only, this Section 2.04 hereby amends Section 11.08 of the Base Indenture in its entirety, and references in the Base Indenture to Section 11.08 thereof shall be to such Section as amended by this Section 2.04.

(a) Subject to the limitations specified in Section 2.06 of this First Supplemental Indenture, the Company may, at the Company’s option, redeem the Notes, in whole but not in part, upon not less than thirty (30) days’ nor more than sixty (60) days’ notice to the Trustee and the Holders, at a redemption price equal to 100% of the principal amount of the Notes then Outstanding, together with any accrued but unpaid interest to (but excluding) the date fixed for redemption, if the Company determines that as a result of any change in, or amendment to, the laws or regulations of a Taxing Jurisdiction, including any treaty to which the relevant Taxing Jurisdiction is a party, or a change in an official application or interpretation of those laws or regulations, including a decision of any court or tribunal, which becomes effective on or after the Issue Date (and, in the case of a successor entity, which becomes effective on or after the date of that entity’s assumption of the Company’s obligations):

(i) the Company would be required to pay Additional Amounts to Holders;

(ii) the Company would not be entitled to claim a deduction in respect of any payments in computing the Company’s taxation liabilities or the amount of the deduction would be materially reduced; or

(iii) the Company would not, as a result of the Notes being in issue, be able to have losses or deductions set against the profits or gains, or profits or gains offset by the losses or deductions, of companies with which the Company is or would otherwise be so grouped for applicable United Kingdom tax purposes (whether under the group relief system current as at the Issue Date or any similar system or systems having like effect as may from time to time exist) (each of (i), (ii) and (iii) above, a “Tax Event”);

provided, however, that the Notes may only be redeemed pursuant to this Section 2.04 if (i) the circumstance that entitles the Company to exercise such right of redemption of the Notes was not in the Company’s opinion reasonably foreseeable at the Issue Date and (ii) in the case of each Tax Event, such obligation cannot be avoided by the Company taking reasonable measures available to the Company.

(b) Prior to the delivery of any notice of redemption pursuant to this Section 2.04, the Company shall deliver to the Trustee an opinion of independent counsel of recognized standing, chosen by the Company, in a form satisfactory to the Trustee confirming that the Company is entitled to exercise its right of redemption.

(c) The notice provided to Holders in accordance with this Section 2.04 (which notice shall be irrevocable) shall specify the date fixed for such redemption.

(d) Upon the expiry of the notice period described in (a) above, the Company shall be bound to redeem the Notes accordingly.

(e) Any successor entity that assumes the obligations of the Company pursuant to Section 8.03 of the Base Indenture shall also be entitled to redeem the Notes in accordance with this Section 2.04 with respect to any change or amendment to, or change in the application or interpretation of the laws or regulations (including any treaty) of the successor entity’s jurisdiction of incorporation, which becomes effective on or after the date of that entity’s assumption of the Company’s obligations.

SECTION 2.05 Regulatory Event Redemption.

(a) Subject to the limitations specified in Section 2.06 of this First Supplemental Indenture, the Company may, at the Company’s option, redeem the Notes, in whole but not in part, upon not less than thirty (30) nor more than sixty (60) days’ notice to the Trustee and the Holders, at a redemption price equal to 100% of the principal amount of the Notes then Outstanding, together with any accrued but unpaid interest to (but excluding) the date fixed for redemption, if (i) the Company determines that for any reason the Notes are fully excluded from the Group’s “Tier 2 Capital” within the meaning and for purposes of (1) the capital adequacy requirements of the FSA or (2) any other regulation, directive or other binding rules, standards or decisions adopted by the institutions of the European Union (a “Regulatory Event”); provided, however, that the circumstance that entitles the Company to exercise such right of redemption of the Notes was not (in the Company’s opinion) reasonably foreseeable at the Issue Date.

(b) The notice provided to Holders in accordance with this Section 2.05 (which notice shall be irrevocable) shall specify the date fixed for such redemption.

(c) Upon the expiry of the notice period described in (a) above, the Company shall be bound to redeem the Notes accordingly.

SECTION 2.06 Limitations on Redemption.

(a) The Company may redeem the Notes pursuant to Sections 2.04 and 2.05 prior to the fifth (5th) anniversary of the Issue Date only:

(i) with the prior approval of the FSA;

(ii) if the circumstance that entitles the Company to exercise that right of redemption is the result of a change in the applicable tax treatment or regulatory classification of the Notes as described in Section 2.04 and Section 2.05 above; and

(iii) if at the time of the exercise of the right of redemption (and if and to the extent required at such time), the Company complies with the FSA’s main Pillar 1 rules applicable to the Company and other BIPRU firms (within the meaning of the FSA’s General Prudential Sourcebook) and shall continue to do so after the redemption of the Notes.

(b) In addition, any redemption of the Notes on or after the fifth (5th) anniversary of the Issue Date but prior to the Stated Maturity, under the practice of the FSA prevailing as of the date of this First Supplemental Indenture (which practice the FSA may change), would be subject to the Company providing to the FSA, at least one month before the Company becomes committed to the repayment, notice in writing (in the form required by the FSA) of the proposed repayment, detailing how, following such repayment, the Company shall (1) continue to meet its capital resources requirement and (2) have sufficient overall financial resources, including capital and liquidity resources which are adequate both as to the amount and quality, to ensure that there is no significant risk that the Company’s liabilities cannot be met as they fall due.

SECTION 2.07 Automatic Transfer upon Capital Adequacy Trigger Event.

(a) Special Transfer Procedures if Notes are Held through DTC. Subject to Section 2.07(d) below, if a Capital Adequacy Trigger Event has occurred as of any Quarterly Financial Period End Date or Extraordinary Calculation Date, as the case may be, the Company shall deliver an Automatic Transfer Notice to the Pre-Transfer Holders via DTC and to the Trustee:

(i) in the case of a Capital Adequacy Trigger Event that has occurred as of any Quarterly Financial Period End Date, on or within five (5) Business Days after the relevant Ordinary Reporting Date; and

(ii) in the case of a Capital Adequacy Trigger Event that has occurred as of any Extraordinary Calculation Date, on or as soon as practicable after such Extraordinary Calculation Date.

The Company shall request that DTC post the Automatic Transfer Notice on its Reorganization Inquiry for Participants System (or such other system as DTC uses for providing notices to holders of securities).

The Company and the Trustee acknowledge that, following the receipt of the Automatic Transfer Notice by DTC and the commencement of the Suspension Period, all clearance and settlement of the Notes shall be suspended by DTC for the duration of the Suspension Period. On the Business Day immediately following the expiration of the Suspension Period, the Automatic Transfer shall occur. The Company shall take all reasonable endeavors to facilitate the implementation by DTC of the Automatic Transfer.

For the avoidance of doubt, effective upon, and following, the occurrence of the Automatic Transfer, Pre-Transfer Holders shall not have any rights against the Company with respect to repayment of the principal amount of the Notes that has not become due or the payment of interest on the Notes for any period from (and including) the Interest Payment Date falling immediately prior to the occurrence of such Automatic Transfer.

By its acquisition of the Notes, each Pre-Transfer Holder shall be deemed to have (i) consented to the Automatic Transfer and acknowledged that the Automatic Transfer of its Notes (including any beneficial interest therein) following a Capital Adequacy Trigger Event may occur without any action on such Pre-Transfer Holder’s part and (ii) authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which it holds such Notes to take any and all necessary action, if required, to effectuate the Automatic Transfer without any further action or direction on the part of such Pre-Transfer Holder. Furthermore, each Pre-Transfer Holder acknowledges that it hereby consents to the Automatic Transfer of its Notes (including any beneficial interest therein) following the occurrence of a Capital Adequacy Trigger

Event as described in this First Supplemental Indenture and the Notes and that it hereby authorizes, directs and requests DTC and any direct participant in DTC or other intermediary through which it holds such Notes to take any and all actions necessary to effectuate the transfer of its Notes (and any beneficial interest therein) pursuant to the Automatic Transfer without any further action or direction on the part of such Pre-Transfer Holder.

(b) Special Transfer Procedures if Notes are Held in Definitive Form. Subject to Section 2.07(d) below and to the extent the Notes are held in definitive form pursuant to Section 3.05 of the Base Indenture, if a Capital Adequacy Trigger Event has occurred as of any Quarterly Financial Period End Date or Extraordinary Calculation Date, as the case may be, the Company shall deliver an Automatic Transfer Notice (as amended to reflect that the Notes are no longer in global form or held through DTC) to the Trustee (and, if different, the Dated Subordinated Debt Security Registrar in respect of the Notes) and to the Pre-Transfer Holders in accordance with the timetables described in Section 2.07(a) above.

On the Business Day on which such notice is received by the Trustee or on the Business Day immediately following such receipt, the Trustee and any Dated Subordinated Debt Security Registrar, if applicable, shall cease to register any attempted transfer of any Notes held in definitive form by a Pre-Transfer Holder.

On the sixth (6th) Business Day following receipt of the Automatic Transfer Notice by the Trustee and any Dated Subordinated Debt Security Registrar, if applicable, the Automatic Transfer shall occur, any Notes held in definitive form by Pre-Transfer Holders shall be deemed to have been surrendered for transfer to the Parent (or another entity within the Group), and the Company shall execute a new definitive Note. Upon delivery to the Trustee of such new definitive Note executed by the Company, a Company Order requesting the authentication thereof and an Opinion of Counsel stating that the form and terms thereof have been established in conformity with the provisions of the Indenture and that the conditions precedent under the provisions of the Indenture to the authentication and delivery of the new definitive Note and the issuance thereof to the Parent (or another entity within the Group) have been satisfied, such new definitive Note shall be authenticated and registered in the name of the Parent (or another entity within the Group).

For the avoidance of doubt, effective upon, and following, the occurrence of the Automatic Transfer, Pre-Transfer Holders shall not have any rights against the Company with respect to repayment of the principal amount of the Notes that has not become due or the payment of interest on the Notes for any period from (and including) the Interest Payment Date falling immediately prior to the occurrence of such Automatic Transfer.

By its acquisition of the Notes, each Pre-Transfer Holder shall be deemed to have (i) consented to the Automatic Transfer and acknowledged that the Automatic

Transfer of its Notes held in definitive form following a Capital Adequacy Trigger Event may occur without any action on such Pre-Transfer Holder’s part and (ii) authorized, directed and requested the Trustee, the Dated Subordinated Debt Security Registrar, if applicable, and any intermediary through which it holds such Notes to take any and all necessary action, if required, to effectuate the Automatic Transfer without any further action or direction on the part of such Pre-Transfer Holder. Furthermore, each Pre-Transfer Holder acknowledges that it hereby consents to the Automatic Transfer of its Notes held in definitive form following the occurrence of a Capital Adequacy Trigger Event as described in this First Supplemental Indenture and the Notes and that it hereby authorizes, directs and requests the Trustee, the Dated Subordinated Debt Security Registrar, if applicable, and any intermediary through which it holds such Notes to take any and all actions necessary to effectuate the transfer of its Notes held in definitive form pursuant to the Automatic Transfer without any further action or direction on the part of such Pre-Transfer Holder.

(c) Notwithstanding anything to the contrary contained in this First Supplemental Indenture or the Notes, once the Company has delivered an Automatic Transfer Notice following the occurrence of a Capital Adequacy Trigger Event, (i) the Pre-Transfer Holders shall have no rights whatsoever under the Indenture or the Notes to instruct the Trustee to take any action whatsoever and (ii) as of the date of the Automatic Transfer Notice, except for any indemnity and/or security provided by any Pre-Transfer Holder in such direction or related to such direction, any direction previously given to the Trustee by any Pre-Transfer Holders shall cease automatically and shall be null and void and of no further effect; except in each case of (i) and (ii) of this Section 2.07(c), with respect to any rights of Pre-Transfer Holders with respect to any payments under the Notes that were due and payable prior to the date of the Automatic Transfer Notice or unless the Trustee is instructed by the Company to act otherwise.

(d) For purposes of this Section 2.07, in the event that (i) a court of competent jurisdiction in England (or such other jurisdiction in which the Company is organized) issues an order, or an effective shareholders’ resolution is validly adopted, for the winding-up of the Company or (ii) following the appointment of an administrator of the Company, the administrator gives notice that it intends to declare and distribute a dividend, and in each such case a Capital Adequacy Trigger Event has not occurred as of the date of such order or the date of such resolution or notice, no subsequent Capital Adequacy Trigger Event shall occur or be deemed to occur. In the event that (i) a court of competent jurisdiction in England (or such other jurisdiction in which the Company is organized) issues an order, or an effective shareholders’ resolution is validly adopted, for the winding up of the Company or (ii) following the appointment of an administrator of the Company, the administrator gives notice that it intends to declare and distribute a dividend, in each such case after the occurrence of a Capital Adequacy Trigger Event but prior to the occurrence of the Automatic Transfer, such Capital Adequacy Trigger Event shall be deemed not to have occurred, and the Company shall enter into appropriate arrangements with DTC (or make alternative arrangements) to preserve the rights of the

Pre-Transfer Holders under the Notes in relation to such winding-up or dividend, which arrangements may include the transfer of the Notes back to the Pre-Transfer Holders to the extent practicable (it being understood that in the event any interests in the Notes shall have been transferred to the Parent (or another entity within the Group) in the circumstances contemplated in this Section 2.07(d), the Parent (or such other entity) shall be deemed to hold any such interests on behalf of the Pre-Transfer Holders), and the Pre-Transfer Holders may direct the Trustee in accordance with the requirements of Section 5.12 of the Base Indenture.

(e) On or (if reasonably practicable) prior to delivering the Automatic Transfer Notice, the Company shall deliver to the Trustee a certificate signed by two Authorized Officers, in the form attached hereto as Exhibit C, specifying that a Capital Adequacy Trigger Event has occurred (the “Capital Adequacy Trigger Event Officers’ Certificate”). The Trustee is entitled to conclusively rely on and accept such Capital Adequacy Trigger Event Officers’ Certificate without any duty whatsoever of further inquiry as sufficient and conclusive evidence of the occurrence of a Capital Adequacy Trigger Event, and such Capital Adequacy Trigger Event Officers’ Certificate shall be conclusive and binding on the Trustee and the Pre-Transfer Holders.

(f) For the avoidance of doubt, after the occurrence of the Automatic Transfer, with the exception of the transfers contemplated in Section 2.07(d) above, no further transfers of the Notes (including beneficial interests therein) shall be permitted other than a transfer of all interests in the Notes to the Company or another entity within the Group. The Company intends to secure the termination of any listing of the Notes on any stock exchange if the Automatic Transfer occurs.

(g) All authority conferred or agreed to be conferred by each Pre-Transfer Holder pursuant to this Section 2.07, including the consents given by such Pre-Transfer Holder, shall be binding upon the successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of such Pre-Transfer Holder.

(h) The Trustee shall not be liable with respect to (i) the calculation or accuracy of the CET1 Ratio in connection with the occurrence of a Capital Adequacy Trigger Event and the timing of such Capital Adequacy Trigger Event, (ii) the failure of the Company to post or deliver the underlying CET1 Ratio calculations of a Capital Adequacy Trigger Event to DTC or the Pre-Transfer Holders, (iii) any aspect of the Company’s decision to deliver an Automatic Transfer Notice or the related Automatic Transfer or (iv) the adequacy of the disclosure of these provisions in the Prospectus Supplement or for the direct or indirect consequences thereof.

(i) By its acquisition of the Notes, each Pre-Transfer Holder (i) agrees to all of the terms and conditions of the Notes, including, without limitation, those related to the occurrence of a Capital Adequacy Trigger Event and any related Automatic

Transfer, (ii) agrees that effective upon, and following, the occurrence of the Automatic Transfer, other than with respect to payments that have become due and payable prior to such Automatic Transfer, no amount shall be due and payable to the Pre-Transfer Holders under the Notes, and the Pre-Transfer Holders shall not have the right to give a direction to the Trustee with respect to the Capital Adequacy Trigger Event and any related Automatic Transfer and (iii) waives, to the extent permitted by the Trust Indenture Act, any claim against the Trustee arising out of its acceptance of its trusteeship for the Notes, including, without limitation, claims related to or arising out of or in connection with a Capital Adequacy Trigger Event and/or the Automatic Transfer.

ARTICLE III

DEFAULTS AND REMEDIES

With respect to the Notes only, Section 5.01 of the Base Indenture shall be amended and restated in its entirety as follows in Section 3.01 hereof and Section 5.03 of the Base Indenture shall be amended and restated in its entirety as follows in Section 3.02 hereof, and references in the Base Indenture to such Sections shall be to such Sections as amended by this First Supplemental Indenture.

SECTION 3.01 Events of Default. An “Event of Default” with respect to the Notes shall result if (i) a court of competent jurisdiction in England (or such other jurisdiction in which the Company may be organized) makes an order for the winding up of the Company which is not successfully appealed within thirty (30) days of the making of such order, or (ii) the shareholders of the Company adopt an effective resolution for the winding up of the Company (other than, in the case of either (i) or (ii) above, under or in connection with a scheme of reconstruction, merger or amalgamation not involving a bankruptcy or insolvency).

SECTION 3.02 Defaults, Collection of Indebtedness and Suits for Enforcement by Trustee.

(a) A “Default” with respect to the Notes shall result if the Company does not pay any installment of interest upon, or any part of the principal of any Notes on the date on which the payment is due and payable, whether upon redemption or otherwise, and the failure continues for fourteen (14) days.

(b) If an Event of Default or Default occurs and is continuing, and such Event of Default or Default has neither been cured nor waived within a period of fourteen (14) days following the provision of notice of such Event of Default or Default to the Company from the Trustee, the Trustee may at its discretion and without further notice to the Company institute proceedings in England (or such other jurisdiction in which the Company may be organized) (but not elsewhere) for the winding up of the Company.

(c) Failure to make any payment in respect of the Notes shall not be a Default if the payment is withheld or refused either:

(i) in order to comply with any fiscal or other law or regulation or with the order of any court of competent jurisdiction, in each case applicable to such payment; or

(ii) in case of doubt as to the validity or applicability of any such law, regulation or order, in accordance with advice given as to such validity or applicability at any time before the expiry of the fourteen-day (14-day) period by independent legal advisers acceptable to the Trustee. In this case, however, the Trustee may, by notice to the Company, require the Company to take action, including proceedings for a court declaration, to resolve the doubt, if counsel advises it that the action is appropriate and reasonable. In this situation, the Company shall take the action promptly and be bound by any final resolution of the doubt. If the action results in a determination that the Company can make the relevant payment without violating any law, regulation or order, then the payment shall become due and payable on the expiration of the fourteen-day (14-day) period after the Trustee gives the Company written notice informing the Company of the determination.

(d) Subject to applicable law and unless the Notes provide otherwise, claims in respect of any Notes may not be set off, or be the subject of a counterclaim, by the Holder against or in respect of any of its obligations to the Company, and every Holder waives, and shall be treated for all purposes as if it had waived, any right that it might otherwise have to set-off, or to raise by way of counterclaim any of its claims in respect of any Notes, against or in respect of any of its obligations to the Company. No Holder shall be entitled to proceed directly against the Company unless the Trustee has become bound to proceed but fails to do so within a reasonable period and the failure is continuing.

(e) Other than the limited remedies specified in Section 3.02(b) above, on the occurrence of a Default or an Event of Default which is continuing, no remedy against the Company shall be available to the Trustee or the Holders of the Notes whether for the recovery of amounts owing in respect of such Notes or under the Indenture in relation thereto or in respect of any breach by the Company of any of its other obligations under or in respect of the Notes or under the Indenture in relation thereto, save that the Trustee shall have such powers as are required to be authorized to it under the Trust Indenture Act in respect of the rights of the Holders of the Notes in response to such Event of Default or Default under the provisions of the Indenture, and provided that any payments are subject to the subordination provisions set forth in Section 4.01 of this First Supplemental Indenture.

(f) No recourse for the payment of the principal of, or interest on, any Note, or for any claim based thereon or otherwise in respect thereof and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, past, present or future, of the Company or of any successor corporation of the Company, either directly or through the Company or any successor corporation of the Company, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, it being expressly understood that to the extent lawful all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this First Supplemental Indenture and the issue of the Notes.

(g) (i) In the event that a Default has occurred and the Trustee has instituted proceedings in England (or such other jurisdiction in which the Company may be organized) (but not elsewhere) for the winding up of the Company, then if a Suspension Period shall commence prior to the making of an order by a court of competent jurisdiction for the winding up of the Company, the Trustee shall cease such proceedings and, notwithstanding Section 5.12 of the Base Indenture, any direction by Pre-Transfer Holders hereunder to the Trustee in respect of such proceedings shall cease automatically and shall be null and void and of no further effect, except with respect to any indemnity and/or security given to the Trustee by the Pre-Transfer Holders in any such direction or related to such direction. To the extent set forth in Section 6.01 of the Base Indenture, the Trustee shall not be liable to any Pre-Transfer Holder in respect of the cessation of such proceedings or the termination of the effectiveness of any such direction, and any indemnity and/or security given to the Trustee by the Pre-Transfer Holders in any such direction or related to such direction shall continue to be in full force and effect and shall be unaffected by the cessation of such proceedings or the termination of the effectiveness of any such direction in accordance with this paragraph.

(ii) Notwithstanding Section 5.12 of the Base Indenture, in the event that a Default has occurred and the Trustee receives a direction from Pre-Transfer Holders to institute proceedings in England (or such other jurisdiction in which the Company may be organized) (but not elsewhere) for the winding up of the Company, then if a Suspension Period shall commence before the Trustee shall have instituted such proceedings, the Trustee is hereby directed not to, and shall not be required to, initiate such proceedings and, to the extent set forth in Section 6.01 of the Base Indenture, shall not be liable to any Pre-Transfer Holder in respect of not having commenced such proceedings.

(iii) For the avoidance of doubt, the rights of Pre-Transfer Holders in respect of any payment that has become due and payable prior to the Automatic Transfer shall not be affected by the provisions of this Section 3.02(g) and furthermore, notwithstanding Section 5.12 of the Base Indenture, effective upon, and following, the commencement of any Suspension Period, the Trustee shall not be required to accept directions from Pre-Transfer Holders other than in respect of action limited solely to pursuing any such payment.

(h) As provided in Section 2.07(d) hereof, and for the avoidance of doubt, if, pursuant to such Section 2.07(d), a Capital Adequacy Trigger Event shall be deemed not to have occurred, the rights of Pre-Transfer Holders under this Section 3.02 shall be as if no such Capital Adequacy Trigger Event had occurred.

ARTICLE IV

SUBORDINATION

SECTION 4.01 Notes Subordinate to Claims of Senior Creditors.

With respect to the Notes only, this Section 4.01 hereby amends Sections 12.01(a), (b) and (c) of the Base Indenture in their entirety, and references in the Base Indenture to Article Twelve and Section 12.01 thereof shall be to such Article and Section as amended by this Section 4.01.

(a) The Company covenants and agrees, and each Holder of the Notes, by his acceptance thereof, likewise covenants and agrees, that to the extent and in the manner set forth in Article Twelve of the Base Indenture and this Section 4.01, the Notes and the payment of the principal of and interest or other amounts (including any damages or other payments awarded for breach of any obligations thereunder), if any, on each and all of the Notes are hereby expressly made subordinate and constitute subordinated obligations of the Company insofar as that on a winding up or administration of the Company the rights of each Holder of the Notes are to be postponed to the claims of the Senior Creditors. Accordingly, no amount shall be payable to the Holders of the Notes until the claims of the Senior Creditors have been satisfied or provided for in full. Any amounts in respect of the Notes (including any damages or other payments awarded for breach of any obligations thereunder) paid to the Trustee in the winding up of the Company shall be held by the Trustee subject to paragraph (b) below.

(b) In the event of the winding up or administration of the Company, the claims of the Trustee (on behalf of the Holders of the Notes but not the rights and claims of the Trustee in its personal capacity under the Indenture) and the Holders of the Notes against the Company in respect of such Notes (including any damages or other payments awarded for breach of any obligations thereunder) shall (i) be subordinated to the claims of all Senior Creditors (the “Dated Debt Senior Claims”); (ii) rank at least pari passu with the claims of Holders of all other dated subordinated obligations of the Company and other securities of the Company which in each case by law rank, or by their terms are expressed to rank, pari passu with the Notes; and (iii) rank senior to the Company’s ordinary shares, preference shares and any junior subordinated obligations or other securities of the Company which by law rank, or by their terms are expressed to rank, junior to the Notes. Any amounts in respect of the Notes paid to the Holders of such Notes or to the Trustee (including any damages or other payments awarded for breach of any obligations thereunder) shall be held by such Holders or the Trustee upon trust to be applied in the following order: (i) to the amounts due to the Trustee in or about the execution of the trusts of the Indenture; (ii) in payment of all Dated Debt Senior Claims outstanding at the commencement of, or arising solely by virtue of, the winding up of the Company to the extent that such claims shall be admitted in the winding up and shall not be satisfied out of the other resources of the Company; and (iii) in payment of the Notes; provided that the obligation pursuant to clause (ii) may be performed by the Trustee paying to the liquidator of the Company (the “Liquidator”) the amount to be so applied on terms that the Liquidator shall distribute and pay the same to the Senior Creditors, in which event the receipt by the Liquidator of such amount shall be a good discharge to the Trustee and the Trustee shall not be bound to supervise or be in any way responsible for such distribution or payment. The Trustee shall be entitled and is hereby authorized to call for a certificate from the Liquidator as to the amount of the Dated Debt Senior Claims and the amounts of the Dated Debt Senior Claims which shall not have been satisfied in full out of the other resources of the Company (if any) and the persons entitled thereto and their respective entitlements. Any such certificate shall, absent manifest error, be conclusive and binding on the Trustee, the Holders of the Notes and all depositors and other creditors of the Company, all holders or beneficiaries (or the trustee(s) for such holders or beneficiaries) of securities of the Company ranking pari passu with the Notes and all Senior Creditors. Nothing in this Section 4.01 shall affect or prejudice the payment of the costs, charges, expenses, liabilities or remuneration of the Trustee or the rights and remedies of the Trustee in respect thereof.

(c) [Intentionally omitted.]

ARTICLE V

ADDITIONAL AMOUNTS

SECTION 5.01 Additional Amounts.

With respect to the Notes only, this Section 5.01 hereby amends Section 10.04 of the Base Indenture in its entirety, and references in the Base Indenture to Section 10.04 thereof shall be to such Section as amended by this Section 5.01.

(a) Any amounts to be paid by the Company on the Notes shall be made without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Taxes”) now or hereafter imposed, levied, collected, withheld or assessed by, or on behalf of, the United Kingdom or any political subdivision or authority thereof or therein having the power to tax (each a “Taxing Jurisdiction”), unless such deduction or withholding is required by law. If any such Taxes shall at any time be required by a Taxing Jurisdiction to be deducted or withheld, the Company shall pay such additional amounts of, or in respect of, the principal of, and interest on, the Notes (“Additional Amounts”) as may be necessary in order that the net amounts paid to the Holders of the

Notes, after such deduction or withholding, shall equal the respective amounts of principal and interest that would have been payable in respect of such Notes had no such deduction or withholding been required, provided that the foregoing shall not apply to any such Taxes that would not have been payable or due but for the fact that (i) the Holder or the beneficial owner of the Note is a domiciliary, national or resident of, or engages in business or maintains a permanent establishment or is physically present in, the Taxing Jurisdiction requiring such deduction or withholding of Taxes, or otherwise has some connection with such Taxing Jurisdiction other than the holding or ownership of the relevant Note, or the collection of any payment of, or in respect of, the principal of, or any interest on, any Notes, (ii) except in the case of a winding up of the Company in England the relevant Note is presented for payment in the United Kingdom, (iii) the relevant Note is presented for payment more than thirty (30) days after the date payment became due or was provided for, whichever is later, except to the extent that the Holder would have been entitled to such Additional Amounts on presenting the same for payment at the close of such thirty-day (30-day) period, (iv) the Holder or the beneficial owner of the relevant Note or the beneficial owner of any payment of (or in respect of) principal of, or any interest on such Note failed to make any necessary claim or to comply with any certification, identification or other requirements concerning the nationality, residence, identity or connection with the Taxing Jurisdiction of such Holder or beneficial owner, if such claim or compliance is required by statute, treaty, regulation or administrative practice of the Taxing Jurisdiction as a condition to relief or exemption from such Taxes, (v) such Taxes are imposed on a payment to an individual and are required to be made pursuant to the European Union Directive on the taxation of savings income, adopted on June 3, 2003, or any law implementing or complying with, or introduced in order to conform to, such Directive, (vi) the relevant Note is presented for payment by, or on behalf of, a Holder who would have been able to avoid such Taxes by presenting the relevant Note to another Paying Agent in a member state of the European Union or elsewhere or (vii) if such Taxes would not have been so imposed, or would have been excluded pursuant to clauses (i) through (vii) above inclusive, if the beneficial owner of, or person ultimately entitled to obtain an interest in, such Notes had been the Holder of such Notes. Whenever in the Indenture there is mentioned, in any context, the payment of the principal of, or any interest on, or in respect of any Note, such mention shall be deemed to include mention of the payment of Additional Amounts provided for in this Section to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the provisions of this Section and as if express mention of the payment of Additional Amounts (if applicable) were made in any provisions hereof where such express mention is not made.

(b) Any amounts to be paid by the Company or the Paying Agent on the Notes shall be paid net of any deduction or withholding imposed or required pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such

Sections of the Code (a “FATCA Withholding Tax”), and neither the Company nor the Paying Agent shall be required to pay Additional Amounts on account of any FATCA Withholding Tax.

ARTICLE VI

MISCELLANEOUS PROVISIONS

SECTION 6.01 Effectiveness. This First Supplemental Indenture shall become effective upon its execution and delivery.

SECTION 6.02 Original Issue. The Notes may, upon execution of this First Supplemental Indenture, be executed by the Company and delivered by the Company to the Trustee for authentication, and the Trustee shall, upon delivery of a Company Order, authenticate and deliver such Notes as in such Company Order provided.

SECTION 6.03 Ratification and Integral Part. The Base Indenture as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, including without limitation all the rights, immunities and indemnities of the Trustee, and this First Supplemental Indenture shall be deemed an integral part of the Base Indenture in the manner and to the extent herein and therein provided.

SECTION 6.04 Priority. This First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided. The provisions of this First Supplemental Indenture shall, with respect to the Notes and subject to the terms hereof, supersede the provisions of the Base Indenture to the extent the Base Indenture is inconsistent herewith.

SECTION 6.05 Successors and Assigns. All covenants and agreements in the Base Indenture, as supplemented and amended by this First Supplemental Indenture, by the Company shall bind its successors and assigns, whether so expressed or not.

SECTION 6.06 Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 6.07 Governing Law. This First Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York, except for the subordination provisions in Section 4.01, which are governed by, and construed in accordance with, the laws of England and Wales.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the day and year first above written.

BARCLAYS BANK PLC

By:	/s/ Steven Penketh
Name: Steven Penketh
Title: Managing Director, Treasury Execution Services

THE BANK OF NEW YORK MELLON,

By:	/s/ Natalie Berkecz
Name: Natalie Berkecz
Title: Vice President

Signature Page to the First Supplemental Indenture

Exhibit A

Form of Global Note

THIS SECURITY IS A GLOBAL REGISTERED SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

BY PURCHASING THIS SECURITY, IN THE ABSENCE OF A CHANGE IN LAW OR AN ADMINISTRATIVE OR JUDICIAL RULING TO THE CONTRARY, THE HOLDER AGREES TO CHARACTERIZE THIS SECURITY FOR ALL U.S. FEDERAL INCOME TAX PURPOSES AS PROVIDED ON THE FACE OF THIS SECURITY.

This Security is one of a duly authorized issue of securities of the Company (as defined below) (herein called the “Securities” and each, a “Security”) issued and to be issued in one or more series under the Dated Subordinated Debt Securities Indenture, dated as of October 12, 2010 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of November 21, 2012 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

The rights of the Holder of this Security are, to the extent and in the manner set forth in Section 12.01 of the Base Indenture, as amended by Section 4.01 of the First Supplemental Indenture, subordinated to the claims of other creditors of the Company, and this Security is issued subject to the provisions of that Section 12.01 and that Section 4.01, and the Holder of this Security, by accepting the same, agrees to, and shall be bound by, such provisions. The provisions of Section 12.01 of the Base Indenture, Section 4.01 of the First Supplemental Indenture and the terms of this paragraph are governed by, and shall be construed in accordance with, the laws of England and Wales.

The rights of the Holder of this Security are subject to Section 2.07 of the First Supplemental Indenture. Effective upon, and following, the occurrence of the Automatic Transfer, the beneficial owners of this Security (and any interest therein) prior to the occurrence of such Automatic Transfer (the “Pre-Transfer Holders”) shall not have any rights against the Company with respect to repayment of the principal amount of this Security that has not become due or the payment of interest on this Security for any period from (and including) the Interest Payment Date falling immediately prior to the occurrence of such Automatic Transfer.

BARCLAYS BANK PLC

7.625% CONTINGENT CAPITAL NOTES DUE NOVEMBER 2022

No. [ ]	$500,000,000

CUSIP NO. 06740L8C2
ISIN NO. US06740L8C27

BARCLAYS BANK PLC, a company duly incorporated and existing under the laws of England and Wales (herein called the “Company”, which term includes any successor

Exhibit A

Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $500,000,000 (five hundred million Dollars) on November 21, 2022, except as otherwise provided herein, and to pay interest thereon, in accordance with the terms hereof. Interest shall accrue on the Security from (and including) November 21, 2012 or from (and including) the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, as the case may be, to (but excluding) the following Interest Payment Date and shall be payable in two equal semi-annual installments in arrear on May 21 and November 21 of each year (each an “Interest Payment Date”), commencing on May 21, 2013, except as otherwise provided herein, at the rate of 7.625% per annum, until the principal hereof is paid or made available for payment.

If any Interest Payment Date is not a Business Day, the Interest Payment Date shall be postponed to the next Business Day, and no further interest or other payment shall be owed or made in respect of such delay.

The amount of interest which shall accrue hereon shall be computed and payable on the basis of two equal semi-annual installments in arrear and, for any other period, computed on the basis of a year of 360 days consisting of twelve (12) months of thirty (30) days each and, in the case of an incomplete month, the actual number of days elapsed.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest which shall be the fifteenth (15th) calendar day preceding each Interest Payment Date (whether or not a Business Day).

Any interest on this Security which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (“Defaulted Interest”) shall cease to be payable to the Holder on the relevant Regular Record Date by virtue of having been such Holder, and such Defaulted Interest may be paid by the Company, at its election in each case, as provided in Clause (a) or (b) below:

(a) The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Securities (or their respective Predecessor Securities) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Security and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this Clause provided. Thereupon the Trustee shall fix a special record date for the payment of such Defaulted Interest which shall be not more than fifteen (15) days and not less than ten (10) days prior to the date of the proposed payment and not less than ten (10) days after the receipt by the Trustee of the notice of the proposed payment (“Special Record Date”). The Trustee shall promptly

Exhibit A

notify the Company of such Special Record Date and, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be given to each Holder of Securities in the manner set forth in Section 1.06 of the Base Indenture, not less than ten (10) days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names the Securities (or their respective Predecessor Securities) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following Clause (b).

(b) The Company may make payment of any Defaulted Interest on the Securities in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this Clause, such manner of payment shall be deemed practicable by the Trustee.

The provisions of Section 3.07(a) of the Base Indenture relating to Deferred Payments do not form part of the terms and conditions of this Security.

Payment of principal of and interest on this Security shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts and such payments shall be made through one or more Paying Agents appointed under the Base Indenture. Initially, the Paying Agent and the Dated Subordinated Debt Security Registrar for the Securities shall be The Bank of New York Mellon, 101 Barclay Street, New York, New York 10286. The Company may change the Paying Agent or Dated Subordinated Debt Security Registrar without prior notice to the Holders of the Securities, and in such an event the Company may act as Paying Agent or Dated Subordinated Debt Security Registrar. Payments of principal of and interest on the Securities shall be made by wire transfer of immediately available funds; provided, however, that in the case of payments of principal, this Security is first surrendered to the Paying Agent.

This Security shall be governed by and construed in accordance with the laws of the State of New York, except that the subordination provisions referred to herein and in Section 12.01 of the Base Indenture, as amended by Section 4.01 of the First Supplemental Indenture, shall be governed by, and construed in accordance with, the laws of England and Wales.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture, as defined herein.

Exhibit A

THIS SECURITY IS NOT A DEPOSIT AND IS NOT INSURED BY THE UNITED STATES FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OF THE UNITED STATES OR THE UNITED KINGDOM.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, directly or through an Authenticating Agent, by manual signature of an authorized signatory, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

By purchasing this Security, the Holder of this Security agrees (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat this Security as equity of the Company for U.S. federal income tax purposes.

Exhibit A

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Date: November 21, 2012	BARCLAYS BANK PLC

By:
Name: Steven Penketh
Title: Managing Director, Treasury Execution Services

By:
Name: Keith Harding
Title: Associate Director, Treasury Execution Services

Trustee’s Certificate of Authentication

This is one of the Securities of the series designated herein referred to in the Indenture.

Date: November 21, 2012	THE BANK OF NEW YORK MELLON, As Trustee

By:
Authorized Signatory

Signature Page to Global Note

Exhibit A

(Reverse of Security)

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities” and each, a “Security”) issued and to be issued in one or more series under the Dated Subordinated Debt Securities Indenture, dated as of October 12, 2010 (herein called the “Base Indenture”), between the Company and The Bank of New York Mellon, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Base Indenture), as supplemented and amended by the First Supplemental Indenture, dated as of November 21, 2012 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. Insofar as the provisions of the Indenture may conflict with the provisions set forth in this Security, the former shall control for purposes of this Security.

This Security is one of the series designated on the face hereof, limited to a principal amount of $3,000,000,000, which amount may be increased at the option of the Company if in the future it determines that it may wish to sell additional Securities of this series. References herein to “this series” mean the series designated on the face hereof.

The Securities of this series will constitute our direct, unsecured and subordinated obligations, ranking equally without any preference among themselves and ranking junior in right of payment to the payment of any of our existing and future senior indebtedness.

Any amounts to be paid by the Company on the Securities shall be made without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Taxes”) now or hereafter imposed, levied, collected, withheld or assessed by, or on behalf of, the United Kingdom or any political subdivision or authority thereof or therein having the power to tax (each a “Taxing Jurisdiction”), unless such deduction or withholding is required by law. If any such Taxes shall at any time be required by a Taxing Jurisdiction to be deducted or withheld, the Company shall, subject to the exceptions and limitations set forth in Section 5.01 of the First Supplemental Indenture, pay such additional amounts of, or in respect of, the principal of, and interest on, the Securities (“Additional Amounts”) as may be necessary in order that the net amounts paid to the Holders of the Securities, after such deduction or withholding, shall equal the respective amounts of principal and interest that would have been payable in respect of such Securities had no such deduction or withholding been required.

Any amounts to be paid by the Company or the Paying Agent on the Securities shall be paid net of any deduction or withholding imposed or required pursuant

Exhibit A

to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”), and neither the Company nor the Paying Agent shall be required to pay Additional Amounts on account of any FATCA Withholding Tax.

Subject to the limitations specified below, the Company may, at the Company’s option, redeem the Securities, in whole but not in part, upon not less than thirty (30) days’ nor more than sixty (60) days’ notice to the Trustee and the Holders, at a redemption price equal to 100% of the principal amount of the Securities then Outstanding, together with any accrued but unpaid interest to (but excluding) the date fixed for redemption, if (i) the Company determines that for any reason the Securities are fully excluded from the Group’s “Tier 2 Capital” within the meaning and for purposes of (1) the capital adequacy requirements of the FSA or (2) any other regulation, directive or other binding rules, standards or decisions adopted by the institutions of the European Union (a “Regulatory Event”); provided, however, that the circumstance that entitles the Company to exercise such right of redemption of the Securities was not (in the Company’s opinion) reasonably foreseeable on November 21, 2012. The notice provided to Holders in accordance with this paragraph (which notice shall be irrevocable) shall specify the date fixed for such redemption. Upon the expiry of the notice period described above, the Company shall be bound to redeem the Securities accordingly.

Subject to the limitations specified below, the Company may, at the Company’s option, redeem the Securities, in whole but not in part, upon not less than thirty (30) days’ nor more than sixty (60) days’ notice to the Trustee and the Holders, at a redemption price equal to 100% of the principal amount of the Securities then Outstanding, together with any accrued but unpaid interest to (but excluding) the date fixed for redemption, if the Company determines that as a result of any change in, or amendment to, the laws or regulations of a Taxing Jurisdiction, including any treaty to which the relevant Taxing Jurisdiction is a party, or a change in an official application or interpretation of those laws or regulations, including a decision of any court or tribunal, which becomes effective on or after November 21, 2012 (and, in the case of a successor entity, which becomes effective on or after the date of that entity’s assumption of the Company’s obligations): (a) the Company would be required to pay Additional Amounts to Holders of the Securities, (b) the Company would not be entitled to claim a deduction in respect of any payments in computing the Company’s taxation liabilities or the amount of the deduction would be materially reduced or (c) the Company would not, as a result of the Securities being in issue, be able to have losses or deductions set against the profits or gains, or profits or gains offset by the losses or deductions, of companies with which the Company is or would otherwise be so grouped for applicable United Kingdom tax purposes (whether under the group relief system current as at November 21, 2012, or any

Exhibit A

similar system or systems having like effect as may from time to time exist) (each of (a), (b) and (c) above, a “Tax Event”); provided, however, that the Securities may only be redeemed pursuant to this paragraph if (i) the circumstance that entitles the Company to exercise such right of redemption of the Securities was not in the Company’s opinion reasonably foreseeable on November 21, 2012 and (ii) in the case of each Tax Event, such obligation cannot be avoided by the Company taking reasonable measures available to the Company. The notice provided to Holders in accordance with this paragraph (which notice shall be irrevocable) shall specify the date fixed for such redemption. Upon the expiry of the notice period described above, the Company shall be bound to redeem the Securities accordingly. Any successor entity that assumes the obligations of the Company pursuant to Section 8.03 of the Base Indenture shall also be entitled to redeem the Securities in accordance with this paragraph with respect to any change or amendment to, or change in the application or interpretation of the laws or regulations (including any treaty) of the successor entity’s jurisdiction of incorporation, which becomes effective on or after the date of that entity’s assumption of the Company’s obligations. In any case where the Company shall determine that as a result of a Tax Event it is entitled to redeem the Securities, the Company shall be required to deliver to the Trustee prior to the delivery of any notice of redemption an opinion of independent counsel of recognized standing, chosen by the Company, in a form satisfactory to the Trustee confirming that the Company is entitled to exercise its right of redemption as a result of such Tax Event.

The Company may redeem the Securities as a result of a Regulatory Event or a Tax Event prior to November 21, 2017 only (1) with the prior approval of the FSA; (2) if the circumstance that entitles the Company to exercise that right of redemption is the result of a change in the applicable tax treatment or regulatory classification of the Securities, as described above; and (3) if at the time of the exercise of the right of redemption (and if and to the extent required at such time), the Company complies with the FSA’s main Pillar 1 rules applicable to the Company and other BIPRU firms (within the meaning of the FSA’s General Prudential Sourcebook) and shall continue to do so after the redemption of the Securities.

In addition, any redemption of the Securities on or after November 21, 2017 but prior to November 21, 2022, under the practice of the FSA prevailing as of the date of the First Supplemental Indenture (which practice the FSA may change), would be subject to the Company providing to the FSA, at least one month before the Company becomes committed to the repayment, notice in writing (in the form required by the FSA) of the proposed repayment, detailing how, following such repayment, the Company shall (1) continue to meet its capital resources requirement and (2) have sufficient overall financial resources, including capital and liquidity resources which are adequate both as to the amount and quality, to ensure that there is no significant risk that the Company’s liabilities cannot be met as they fall due.

Exhibit A

In any case where Securities are held through DTC, if a Capital Adequacy Trigger Event has occurred as of any Quarterly Financial Period End Date or Extraordinary Calculation Date, as the case may be, the Company shall deliver an Automatic Transfer Notice to the Pre-Transfer Holders via DTC and to the Trustee: (i) in the case of a Capital Adequacy Trigger Event that has occurred as of any Quarterly Financial Period End Date, on or within five (5) Business Days after the relevant Ordinary Reporting Date; and (ii) in the case of a Capital Adequacy Trigger Event that has occurred as of any Extraordinary Calculation Date, on or as soon as practicable after such Extraordinary Calculation Date.

The Company shall request that DTC post the Automatic Transfer Notice on its Reorganization Inquiry for Participants System (or such other system as DTC uses for providing notices to holders of securities).

The Company and the Trustee acknowledge that, following the receipt of the Automatic Transfer Notice by DTC and the commencement of the Suspension Period, all clearance and settlement of the Securities shall be suspended by DTC for the duration of the Suspension Period. On the Business Day immediately following the expiration of the Suspension Period, the Automatic Transfer shall occur. The Company shall take all reasonable endeavors to facilitate the implementation by DTC of the Automatic Transfer.

Effective upon, and following, the occurrence of the Automatic Transfer, Pre-Transfer Holders shall not have any rights against the Company with respect to repayment of the principal amount of the Securities that has not become due or the payment of interest on the Securities for any period from (and including) the Interest Payment Date falling immediately prior to the occurrence of such Automatic Transfer.

By its acquisition of the Securities, each Pre-Transfer Holder shall be deemed to have (i) consented to the Automatic Transfer and acknowledged that the Automatic Transfer of its Securities (including any beneficial interest therein) following a Capital Adequacy Trigger Event may occur without any action on such Pre-Transfer Holder’s part and (ii) authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which it holds such Securities to take any and all necessary action, if required, to effectuate the Automatic Transfer without any further action or direction on the part of such Pre-Transfer Holder. Furthermore, each Pre-Transfer Holder acknowledges that it hereby consents to the Automatic Transfer of its Securities (including any beneficial interest therein) following the occurrence of a Capital Adequacy Trigger Event as described in the First Supplemental Indenture and the Securities and that it hereby authorizes, directs and requests DTC and any direct participant in DTC or other intermediary through which it holds such Securities to take any and all actions necessary to effectuate the transfer of its Securities (and any beneficial interest therein) pursuant to the Automatic Transfer without any further action or direction on the part of such Pre-Transfer Holder.

Exhibit A

In any case where Securities are held in definitive form pursuant to Section 3.05 of the Base Indenture, if a Capital Adequacy Trigger Event has occurred as of any Quarterly Financial Period End Date or Extraordinary Calculation Date, as the case may be, the Company shall deliver an Automatic Transfer Notice (as amended to reflect that the Securities are no longer in global form or held through DTC) to the Trustee (and, if different, the Dated Subordinated Debt Security Registrar in respect of the Securities) and to the Pre-Transfer Holders: (i) in the case of a Capital Adequacy Trigger Event that has occurred as of any Quarterly Financial Period End Date, on or within five (5) Business Days after the relevant Ordinary Reporting Date; and (ii) in the case of a Capital Adequacy Trigger Event that has occurred as of any Extraordinary Calculation Date, on or as soon as practicable after such Extraordinary Calculation Date. On the Business Day on which such notice is received by the Trustee or on the Business Day immediately following such receipt, the Trustee and any Dated Subordinated Debt Security Registrar, if applicable, shall cease to register any attempted transfer of any Securities held in definitive form by a Pre-Transfer Holder. On the sixth (6th) Business Day following receipt of the Automatic Transfer Notice by the Trustee and any Dated Subordinated Debt Security Registrar, if applicable, the Automatic Transfer shall occur, any Securities held in definitive form by Pre-Transfer Holders shall be deemed to have been surrendered for transfer to the Parent (or another entity within the Group), and the Company shall execute a new definitive Security. Upon delivery to the Trustee of such new definitive Security executed by the Company, a Company Order requesting the authentication thereof and an Opinion of Counsel stating that the form and terms thereof have been established in conformity with the provisions of the Indenture and that the conditions precedent under the provisions of the Indenture to the authentication and delivery of the new definitive Security and the issuance thereof to the Parent (or another entity within the Group) have been satisfied, such new definitive Security shall be authenticated and registered in the name of the Parent (or another entity within the Group).

Effective upon, and following, the occurrence of the Automatic Transfer, Pre-Transfer Holders shall not have any rights against the Company with respect to repayment of the principal amount of the Securities that has not become due or the payment of interest on the Securities for any period from (and including) the Interest Payment Date falling immediately prior to the occurrence of such Automatic Transfer.

By its acquisition of the Securities, each Pre-Transfer Holder shall be deemed to have (i) consented to the Automatic Transfer and acknowledged that the Automatic Transfer of its Securities held in definitive form following a Capital Adequacy Trigger Event may occur without any action on such Pre-Transfer Holder’s part and (ii) authorized, directed and requested the Trustee, the Dated Subordinated Debt Security Registrar, if applicable, and any intermediary through which it holds the Securities to take any and all necessary action, if required, to effectuate the Automatic Transfer without any further action or direction on the part of such Pre-Transfer Holder. Furthermore, each Pre-Transfer Holder acknowledges that it hereby consents to the

Exhibit A

Automatic Transfer of its Securities held in definitive form following the occurrence of a Capital Adequacy Trigger Event as described in the First Supplemental Indenture and the Securities and that it hereby authorizes, directs and requests the Trustee, the Dated Subordinated Debt Security Registrar, if applicable, and any intermediary through which it holds such Securities to take any and all actions necessary to effectuate the transfer of its Securities held in definitive form pursuant to the Automatic Transfer without any further action or direction on the part of such Pre-Transfer Holder.

Once the Company has delivered an Automatic Transfer Notice following the occurrence of a Capital Adequacy Trigger Event, (i) the Pre-Transfer Holders shall have no rights whatsoever under the Indenture or the Securities to instruct the Trustee to take any action whatsoever and (ii) as of the date of the Automatic Transfer Notice, except for any indemnity and/or security provided by any Pre-Transfer Holder in such direction or related to such direction, any direction previously given to the Trustee by any Pre-Transfer Holders shall cease automatically and shall be null and void and of no further effect; except in each case of (i) and (ii) of this paragraph, with respect to any rights of Pre-Transfer Holders with respect to any payments under the Securities that were due and payable prior to the date of the Automatic Transfer Notice or unless the Trustee is instructed by the Company to act otherwise.

In the event that (i) a court of competent jurisdiction in England (or such other jurisdiction in which the Company is organized) issues an order, or an effective shareholders’ resolution is validly adopted for the winding-up of the Company or (ii) following the appointment of an administrator of the Company, the administrator gives notice that it intends to declare and distribute a dividend, and in each such case a Capital Adequacy Trigger Event has not occurred as of the date of such order or the date of such resolution or notice, no subsequent Capital Adequacy Trigger Event shall occur or be deemed to occur. In the event that (i) a court of competent jurisdiction in England (or such other jurisdiction in which the Company is organized) issues an order, or an effective shareholders’ resolution is validly adopted, for the winding up of the Company or (ii) following the appointment of an administrator of the Company, the administrator gives notice that it intends to declare and distribute a dividend, in each such case after the occurrence of a Capital Adequacy Trigger Event but prior to the occurrence of the Automatic Transfer, such Capital Adequacy Trigger Event shall be deemed not to have occurred, and the Company shall enter into appropriate arrangements with DTC (or make alternative arrangements) to preserve the rights of the Pre-Transfer Holders under the Securities in relation to such winding-up or dividend, which arrangements may include the transfer of the Securities back to the Pre-Transfer Holders to the extent practicable (it being understood that in the event any interests in the Securities shall have been transferred to the Parent (or another entity within the Group) in the circumstances contemplated in this paragraph, the Parent (or such other entity) shall be deemed to hold any such interests on behalf of the Pre-Transfer Holders), and the Pre-Transfer Holders may direct the Trustee in accordance with the requirements of Section 5.12 of the Base Indenture.

Exhibit A

For the avoidance of doubt, after the occurrence of the Automatic Transfer, with the exception of the transfers contemplated in Section 2.07(d) of the First Supplemental Indenture, no further transfers of the Securities (including beneficial interests therein) shall be permitted other than a transfer of all interests in the Securities to the Company or another entity within the Group. The Company intends to secure the termination of any listing of the Securities on any stock exchange if the Automatic Transfer occurs.

All authority conferred or agreed to be conferred by each Pre-Transfer Holder pursuant to Section 2.07 of the First Supplemental Indenture, including the consents given by such Pre-Transfer Holder, shall be binding upon the successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of such Pre-Transfer Holder.

The Trustee shall not be liable with respect to (i) the calculation or accuracy of the CET1 Ratio in connection with the occurrence of a Capital Adequacy Trigger Event and the timing of such Capital Adequacy Trigger Event, (ii) the failure of the Company to post or deliver the underlying CET1 Ratio calculations of a Capital Adequacy Trigger Event to DTC or the Pre-Transfer Holders, (iii) any aspect of the Company’s decision to deliver an Automatic Transfer Notice or the related Automatic Transfer or (iv) the adequacy of the disclosure of these provisions in the Prospectus Supplement or for the direct or indirect consequences thereof.

By its acquisition of the Securities, each Pre-Transfer Holder (i) agrees to all of the terms and conditions of the Securities, including, without limitation, those related to the occurrence of a Capital Adequacy Trigger Event and any related Automatic Transfer, (ii) agrees that effective upon, and following, the occurrence of the Automatic Transfer, other than with respect to payments that have become due and payable prior to such Automatic Transfer, no amount shall be due and payable to the Pre-Transfer Holders under the Securities, and the Pre-Transfer Holders shall not have the right to give a direction to the Trustee with respect to the Capital Adequacy Trigger Event and any related Automatic Transfer and (iii) waives, to the extent permitted by the Trust Indenture Act, any claim against the Trustee arising out of its acceptance of its trusteeship for the Securities, including, without limitation, claims related to or arising out of or in connection with a Capital Adequacy Trigger Event and/or the Automatic Transfer.

An “Event of Default” with respect to the Securities shall result if (i) a court of competent jurisdiction in England (or such other jurisdiction in which the Company may be organized) makes an order for the winding up of the Company which is not successfully appealed within thirty (30) days of the making of such order, or (ii) the shareholders of the Company adopt an effective resolution for the winding up of the Company (other than, in the case of either (i) or (ii) above, under or in connection with a scheme of reconstruction, merger or amalgamation not involving a bankruptcy or insolvency).

Exhibit A

A “Default” with respect to the Securities shall result if the Company does not pay any installment of interest upon, or any part of the principal of any Securities on the date on which the payment is due and payable, whether upon redemption or otherwise, and the failure continues for fourteen (14) days.

If an Event of Default or Default occurs and is continuing, and such Event of Default or Default has neither been cured nor waived within a period of fourteen (14) days following the provision of notice of such Event of Default or Default to the Company from the Trustee, the Trustee may at its discretion and without further notice to the Company institute proceedings in England (or such other jurisdiction in which the Company may be organized) (but not elsewhere) for the winding up of the Company.

Failure to make any payment in respect of the Securities shall not be a Default if the payment is withheld or refused either: (i) in order to comply with any fiscal or other law or regulation or with the order of any court of competent jurisdiction, in each case applicable to such payment; or (ii) in case of doubt as to the validity or applicability of any such law, regulation or order, in accordance with advice given as to such validity or applicability at any time before the expiry of the fourteen-day (14-day) period by independent legal advisers acceptable to the Trustee. In this case, however, the Trustee may, by notice to the Company, require the Company to take action, including proceedings for a court declaration, to resolve the doubt, if counsel advises it that the action is appropriate and reasonable. In this situation, the Company shall take the action promptly and be bound by any final resolution of the doubt. If the action results in a determination that the Company can make the relevant payment without violating any law, regulation or order, then the payment shall become due and payable on the expiration of the fourteen-day (14-day) period after the Trustee gives the Company written notice informing the Company of the determination.

Subject to applicable law and unless the Securities provide otherwise, claims in respect of any Securities may not be set off, or be the subject of a counterclaim, by the Holder against or in respect of any of its obligations to the Company, and every Holder waives, and shall be treated for all purposes as if it had waived, any right that it might otherwise have to set-off, or to raise by way of counterclaim any of its claims in respect of any Securities, against or in respect of any of its obligations to the Company. No Holder shall be entitled to proceed directly against the Company unless the Trustee has become bound to proceed but fails to do so within a reasonable period and the failure is continuing.

Other than the limited remedies specified in Section 3.02(b) of the First Supplemental Indenture, on the occurrence of a Default or an Event of Default which is continuing, no remedy against the Company shall be available to the Trustee or the Holders of the Securities whether for the recovery of amounts owing in respect of such Securities or under the Indenture in relation thereto or in respect of any breach by the Company of any of its other obligations under or in respect of the Securities or under the

Exhibit A

Indenture in relation thereto, save that the Trustee shall have such powers as are required to be authorized to it under the Trust Indenture Act in respect of the rights of the Holders of the Securities in response to such Event of Default or Default under the provisions of the Indenture, and provided that any payments are subject to the subordination provisions set forth in Section 12.01 of the Base Indenture and Section 4.01 of the First Supplemental Indenture.

No recourse for the payment of the principal of, or interest on, any Security, or for any claim based thereon or otherwise in respect thereof and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any Security, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, past, present or future, of the Company or of any successor corporation of the Company, either directly or through the Company or any successor corporation of the Company, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, it being expressly understood that to the extent lawful all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of the First Supplemental Indenture and the issue of the Securities.

In the event that a Default has occurred and the Trustee has instituted proceedings in England (or such other jurisdiction in which the Company may be organized) (but not elsewhere) for the winding up of the Company, then if a Suspension Period shall commence prior to the making of an order by a court of competent jurisdiction for the winding up of the Company, the Trustee shall cease such proceedings and, notwithstanding Section 5.12 of the Base Indenture, any direction by Pre-Transfer Holders under the First Supplemental Indenture to the Trustee in respect of such proceedings shall cease automatically and shall be null and void and of no further effect, except with respect to any indemnity and/or security given to the Trustee by the Pre-Transfer Holders in any such direction or related to such direction. To the extent set forth in Section 6.01 of the Base Indenture, the Trustee shall not be liable to any Pre-Transfer Holder in respect of the cessation of such proceedings or the termination of the effectiveness of any such direction, and any indemnity and/or security given to the Trustee by the Pre-Transfer Holders in any such direction or related to such direction shall continue to be in full force and effect and shall be unaffected by the cessation of such proceedings or the termination of the effectiveness of any such direction in accordance with this paragraph.

Notwithstanding Section 5.12 of the Base Indenture, in the event that a Default has occurred and the Trustee receives a direction from Pre-Transfer Holders to institute proceedings in England (or such other jurisdiction in which the Company may be organized) (but not elsewhere) for the winding up of the Company, then if a Suspension Period shall commence before the Trustee shall have instituted such proceedings, the Trustee is hereby directed not to, and shall not be required to, initiate such proceedings and, to the extent set forth in Section 6.01 of the Base Indenture, shall not be liable to any Pre-Transfer Holder in respect of not having commenced such proceedings.

Exhibit A

For the avoidance of doubt, the rights of Pre-Transfer Holders in respect of any payment that has become due and payable prior to the Automatic Transfer shall not be affected by the provisions of Section 3.02(g) of the First Supplemental Indenture and furthermore, notwithstanding Section 5.12 of the Base Indenture, effective upon, and following, the commencement of any Suspension Period, the Trustee shall not be required to accept directions from Pre-Transfer Holders other than in respect of action limited solely to pursuing any such payment.

As provided in Section 2.07(d) of the First Supplemental Indenture, and for the avoidance of doubt, if, pursuant to such Section 2.07(d), a Capital Adequacy Trigger Event shall be deemed not to have occurred, the rights of Pre-Transfer Holders under Section 3.02 of the First Supplemental Indenture shall be as if no such Capital Adequacy Trigger Event had occurred.

The Company covenants and agrees, and each Holder of the Securities, by his acceptance hereof, likewise covenants and agrees, that to the extent and in the manner set forth in Article Twelve of the Base Indenture and Section 4.01 of the First Supplemental Indenture, the Securities and the payment of the principal of and interest or other amounts (including any damages or other payments awarded for breach of any obligations thereunder), if any, on each and all of the Securities are hereby expressly made subordinate and constitute subordinated obligations of the Company insofar as that on a winding up or administration of the Company the rights of each Holder of the Securities are to be postponed to the claims of the Senior Creditors. Accordingly, no amount shall be payable to the Holders of the Securities until the claims of the Senior Creditors have been satisfied or provided for in full. Any amounts in respect of the Securities (including any damages or other payments awarded for breach of any obligations thereunder) paid to the Trustee in the winding up of the Company shall be held by the Trustee subject to the following paragraph.

In the event of the winding up or administration of the Company, the claims of the Trustee (on behalf of the Holders of the Securities but not the rights and claims of the Trustee in its personal capacity under the Indenture) and the Holders of the Securities against the Company in respect of such Securities (including any damages or other payments awarded for breach of any obligations thereunder) shall (a) be subordinated to the claims of all Senior Creditors (the “Dated Debt Senior Claims”); (b) rank at least pari passu with the claims of Holders of all other dated subordinated obligations of the Company and other securities of the Company which in each case by law rank, or by their terms are expressed to rank, pari passu with the Securities; and (c) rank senior to the Company’s ordinary shares, preference shares and any junior subordinated obligations or other securities of the Company which by law rank, or by their terms are expressed to rank, junior to the Securities. Any amounts in respect of the

Exhibit A

Securities paid to the Holders of such Securities or to the Trustee (including any damages or other payments awarded for breach of any obligations thereunder) shall be held by such Holders or the Trustee upon trust to be applied in the following order: (i) to the amounts due to the Trustee in or about the execution of the trusts of the Indenture; (ii) in payment of all Dated Debt Senior Claims outstanding at the commencement of, or arising solely by virtue of, the winding up of the Company to the extent that such claims shall be admitted in the winding up and shall not be satisfied out of the other resources of the Company; and (iii) in payment of the Securities; provided that the obligation pursuant to clause (ii) may be performed by the Trustee paying to the liquidator of the Company (the “Liquidator”) the amount to be so applied on terms that the Liquidator shall distribute and pay the same to the Senior Creditors, in which event the receipt by the Liquidator of such amount shall be a good discharge to the Trustee and the Trustee shall not be bound to supervise or be in any way responsible for such distribution or payment. The Trustee shall be entitled and is hereby authorized to call for a certificate from the Liquidator as to the amount of the Dated Debt Senior Claims and the amounts of the Dated Debt Senior Claims which shall not have been satisfied in full out of the other resources of the Company (if any) and the persons entitled thereto and their respective entitlements. Any such certificate shall, absent manifest error, be conclusive and binding on the Trustee, the Holders of the Securities and all depositors and other creditors of the Company, all holders or beneficiaries (or the trustee(s) for such holders or beneficiaries) of securities of the Company ranking pari passu with the Securities and all Senior Creditors. Nothing in this paragraph shall affect or prejudice the payment of the costs, charges, expenses, liabilities or remuneration of the Trustee or the rights and remedies of the Trustee in respect thereof.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities then Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Securities of each series then Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past Events of Default or Defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee

Exhibit A

written notice of a continuing Event of Default or Default with respect to the Securities of this series, the Holders of not less than 25% in aggregate principal amount of the Securities of this series then Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default or Default as Trustee and offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series then Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for sixty (60) days after receipt of such notice, request and offer of indemnity, and, in the case of a proceeding in England (or such other jurisdiction in which the Company may be organized) (but not elsewhere) for the winding-up of the Company, such proceeding is in the name and on behalf of the Trustee to the same extent (but no further or otherwise) as the Trustee would have been entitled so to do. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or interest hereon on or after the respective due dates expressed or provided for herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, as herein provided.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Dated Subordinated Debt Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of this Security is payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Dated Subordinated Debt Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing. Thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

This Security, and any other Securities of this series and of like tenor, are issuable only in registered form without coupons in initial denominations of $200,000 and increments of $1,000 thereafter. The denominations cannot be changed without the consent of the Trustee.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Exhibit A

This Security and the Indenture shall be governed by and construed in accordance with the laws of the State of New York, except that the subordination provisions referred to herein and in Section 12.01 of the Base Indenture and Section 4.01 of the First Supplemental Indenture shall be governed by and construed in accordance with the laws of England and Wales.

Exhibit B

Form of Automatic Transfer Notice1

NOTICE TO DTC AND FOR PUBLICATION AS A NOTICE TO HOLDERS

[Barclays Letterhead]

To:	The Depository Trust Company 55 Water Street, 25th Floor New York, NY 10041-0099 Attn: Mandatory Reorganization Department Fax: +1 (212) 855-5488 Email: reorgannouncements@dtcc.com

Cc:

[The Bank of New York Mellon

101 Barclay Street

New York, New York 10286

United States of America

Attn: Corporate Trust Administration

Fax: +1 (212) 815-5915]

BNY Corporate Trustee Services Limited

One Canada Square

London E14 5AL

United Kingdom

Attn: Corporate Trust Administration

Fax: +44 207 964 2536

Email: corpsovukandire@bnymellon.com]

[The Bank of New York Mellon One Canada Square London E14 5AL United Kingdom Attn: Corporate Trust Administration Fax: +44 207 964 2536 Email: corpsovukandire@bnymellon.com]

Re: Barclays Bank PLC $3,000,000,000 7.625% Contingent Capital Notes due November 2022 (CUSIP: 06740L8C2, ISIN: US06740L8C27) – Notice to DTC and Holders of the Occurrence of a Capital Adequacy Trigger Event

This notice is in relation to Barclays Bank PLC’s $3,000,000,000 7.625% Contingent Capital Notes due November 2022 (CUSIP: 06740L8C2, ISIN: US06740L8C27) issued on November 21, 2012 (the “Notes”) pursuant to the Dated Subordinated Debt Securities Indenture, dated October 12, 2010, between Barclays Bank PLC and The Bank of New York Mellon, as Trustee, as supplemented by the First Supplemental Indenture, dated November 21, 2012 (together, the “Indenture”) and pursuant to the prospectus supplement dated November 14, 2012, supplementing the prospectus dated August 31, 2010 (together, the “Prospectus”). Capitalized terms used herein and not defined herein shall have the respective meanings ascribed to such terms in the Indenture.

[1]	Note: Addresses to be reconfirmed prior to when notice is sent; subject to modification if Notes are held in definitive form.

Exhibit B

Barclays Bank PLC hereby notifies The Depository Trust Company (“DTC”) and the holders of the Notes that a Capital Adequacy Trigger Event has occurred with respect to the Notes (the “Pre-Transfer Holders”). Such Capital Adequacy Trigger Event has occurred because the Group’s CET1 Ratio as of [Date], as calculated by Barclays PLC on a consolidated basis in accordance with the capital adequacy standards and guidelines of the Financial Services Authority of the United Kingdom (or such other governmental authority having primary responsibility for the prudential supervision of Barclays Bank PLC) on such date, was less than 7.00%. The terms of the Notes provide, upon the occurrence of the Capital Adequacy Trigger Event, for the Automatic Transfer of the interests of the Pre-Transfer Holders in the Notes to Barclays PLC1 without any action on such Pre-Transfer Holders’ part, and, in connection therewith, such Pre-Transfer Holders will no longer have an interest in the Notes as described in the Prospectus.

Accordingly, Barclays Bank PLC hereby instructs DTC to commence the Suspension Period by implementing a “chill” on the clearance and settlement of the Notes within DTC, which shall last for a period of five (5) business days (or such other period as DTC shall determine in accordance with its rules and procedures). Such “chill” shall become effective on the business day immediately following the date on which this notice is received by DTC; except that such “chill” may become effective on the second (2nd) business day immediately following the date on which this notice is received by DTC, if DTC so determines in its discretion in accordance with its rules and procedures. As described in the Prospectus, Pre-Transfer Holders will not be able to settle the transfer of any Notes during this “chill” period, and any sale or other transfer of the Notes that a Pre-Transfer Holder may have initiated prior to the commencement of this “chill” period that is scheduled to settle during this “chill” period will be rejected by DTC and will not be settled within DTC.

Further, under the terms of the Notes, DTC is instructed to deliver all participants’ positions held in the Notes in accordance with the following sentence and, as set forth in the Prospectus, the Pre-Transfer Holders shall lose their entire investment in the Notes and have no further rights with respect to the repayment of the principal amount of the Notes or the payment of interest on such Notes for any period from (and including) the interest payment date falling immediately prior to the occurrence of the transfer described in the following sentence. On the business day immediately following the expiration of the Suspension Period, Barclays Bank PLC hereby instructs DTC to transfer all positions in the Notes to the DTC participant account of Barclays Capital Inc. (participant account number [•]).

Barclays Bank PLC further requests DTC to post this notice on its Reorganization Inquiry for Participants System (or such other system as DTC uses for providing notices to holders of securities).

Should DTC or any holders of the Notes have any inquiries, please contact:

[2]	Note: In final notice, this reference may refer to a successor holding company of Barclays Bank PLC or another entity within the Group.

Exhibit B

[Barclays Contact Person]

[Telephone]

[Fax]

[Email]

Exhibit C

Form of Capital Adequacy Trigger Event Officers’ Certificate

BARCLAYS BANK PLC

Capital Adequacy Trigger Event Officers’ Certificate

This Capital Adequacy Trigger Event Officers’ Certificate is being delivered in relation to Barclays Bank PLC’s (the “Bank”) $3,000,000 7.625% Contingent Capital Notes due November 2022 (CUSIP: 06740L8C2, ISIN: US06740L8C27) issued on November 21, 2012 (the “Notes”) pursuant to the Dated Subordinated Debt Securities Indenture (the “Base Indenture”), dated October 12, 2010, between the Bank and The Bank of New York Mellon, as Trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated November 21, 2012 (the “First Supplemental Indenture”), and pursuant to the prospectus supplement dated November 14, 2012, supplementing the prospectus dated August 31, 2010 (together, the “Prospectus”).

Pursuant to Section 1.02 of the Base Indenture and Section 2.07 of the First Supplemental Indenture, the undersigned, being authorized signatories of the Bank and authorized by the Bank to give this certificate, each hereby certify as follows:

(a)	I have read the provisions of the Base Indenture and those of the First Supplemental Indenture, setting forth certain provisions in respect of the occurrence of a Capital Adequacy Trigger Event (as defined in the First Supplemental Indenture), including Section 2.07 of the First Supplemental Indenture, and the definitions relating thereto;

(b)	I have reviewed such corporate records and such other documents as I have deemed necessary as a basis for the opinion hereinafter expressed;

(c)	I have also made such other examinations and investigations as I have deemed necessary to enable me to express an informed opinion as to the matters set forth in (d) below; and

(d)	a Capital Adequacy Trigger Event has occurred with respect to the Notes. Such Capital Adequacy Trigger Event has occurred because the Group’s (as defined in the First Supplemental Indenture) CET1 Ratio (as defined in the First Supplemental Indenture) as of [Date], as calculated by Barclays PLC on a consolidated basis in accordance with the capital adequacy standards and guidelines of the Financial Services Authority of the United Kingdom (or such other governmental authority having primary responsibility for the prudential supervision of Barclays Bank PLC) on such date, was less than 7.00%.

Concurrently with the delivery of this Capital Adequacy Trigger Event Officers’ Certificate, the Bank is delivering to The Depository Trust Company (“DTC”) an Automatic Transfer Notice (as defined in the First Supplemental Indenture) as a notice to DTC and for publication as a notice to Holders (as defined in the First Supplemental Indenture) in the form set forth in Exhibit B to the First Supplemental Indenture.

C-1

Exhibit C

The Trustee is entitled to conclusively rely on and accept this Capital Adequacy Trigger Event Officers’ Certificate without any duty whatsoever of further inquiry as sufficient and conclusive evidence of the occurrence of the Capital Adequacy Trigger Event, and this Capital Adequacy Trigger Event Officers’ Certificate shall be conclusive and binding on the Trustee and the Pre-Transfer Holders (as defined in the First Supplemental Indenture).

C-2

Exhibit C

Dated: [•]

By:
Name:
Title:

By:
Name:
Title:

C-3